Build wealth this Black Friday

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Masterworks <support@masterworks.com>
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Dear Sam,

We're sure you're getting flooded with limited-time offers encouraging you to buy the latest gadget or hot new gift right now.

We get it—we're fans of deals too—but at Masterworks, our goal is to help you build wealth for a portion of your overall portfolio, not make split-second purchases.

And wealth-building works on a timeline far longer than any Black Friday deal.

Take, for example, Alighiero Boetti, whose market we like because of his long-term historical track record. He's had:

- **100% track record** of appreciation across his 33 repeat sales ('99-'24).
- **72% market share** of textile art sales between '15-'23, according to ArtTactic data.
- **More than 100 similar sales** on this offering alone, stretching back more than three decades, averaging 15.5% annual appreciation ('90-'23).

That's the kind of track record we often target—artist markets with documented success and a strong potential for upside long-term.

That sound like something to celebrate?

Then invest here, and view the offering circular below.

Thanks,

The Masterworks Team
—

MASTERWORKS

www.masterworks.com
225 Liberty St. 29th Floor, New York, NY 10281

View offering circular here. Investing involves risk. Past results are not indicative of future outcomes.

Masterworks is providing this communication as an agent for its issuer entities, not Masterworks Advisers. Content does not contain legal, tax, or investment advice. Masterworks is not a licensed broker-dealer by the SEC or FINRA.

Masterworks can only make and accept sales after an offering statement has been filed, and "qualified", by the SEC. Any offers may be revoked before notice of qualification. Indications of interest involve no obligation. For further disclosure on Regulation A Offerings, Risks of Investing, Performance Metrics, Art Market Data, Progress Bar, and more visit the offering documents filed with the SEC and Important Disclosures at masterworks.com/cd.

Art sales price data is comparative only. Each painting is unique and historical data is not a direct proxy for any specific painting or investment. Data represents whole art not an investment into our offerings which includes fees and expenses. Past sales are not indicative of future results.

Masterworks, LLC is located at 225 Liberty St, 29th Floor, New York, NY 10281.